EXHIBIT 10.30

July 28, 2003

Malcolm Thompson

c/o Photon Dynamics, Inc.

17 Great Oaks Boulevard

San Jose, CA 95119

Dear Malcolm:

On behalf of Photon Dynamics, Inc. (the “Company”), I am pleased that we have reached agreement regarding your work for the Company as a consultant, effective as of July 28, 2003, on the following terms (the “Agreement”).

1. Consulting Period. The Company will engage you as a consultant from July 28, 2003 until September 30, 2003 (the “Consulting Period”), unless the Consulting Period is extended by you and the Company, or terminated earlier pursuant to paragraph 8 below. During the Consulting Period, you will make yourself available to perform consulting services on the following schedule:

(a) From July 28, 2003 to August 10, 2003, you agree to perform consulting services for the equivalent of at least one (1) day per week, which consulting services will be performed primarily at the Company’s offices; and

(b) From August 11, 2003 through September 30, 2003, you agree to perform consulting services for the equivalent of at least two (2) days per week, which consulting services will be performed primarily at the Company’s offices.

2. Consulting Services. During the Consulting Period, you will provide advice and services to the Company’s senior management staff with respect to Company business matters. The manner and means by which you choose to perform your work are in your sole discretion and control, although you agree to exercise the highest degree of professionalism and utilize your expertise in performing these consulting services.

3. Consulting Fees. The Company will pay you as consulting fees $16,000 per month for consulting services rendered during the Consulting Period (“Consulting Fees”). The Company will pay you the Consulting Fees on a monthly basis. In addition, the Company will reimburse you for all reasonable, documented business expenses incurred in performing services under this Agreement. You will invoice the Company for any expenses you incur associated with the consulting services, as such expenses occur, and any expense of more than $100 dollars will require prior written approval from Richard Okumoto.

Malcolm Thompson

July 28, 2003

4. Independent Contractor Relationship. Your relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. You will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, paid time off, paid holidays, or participation in other employee benefit plans. You are not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Board. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees under this Agreement. No part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to you by filing Form(s) 1099-MISC with the Internal Revenue Service as required by law.

5. Confidential Information. You agree to hold the Company’s Confidential Information in strict confidence and not to use, disclose, lecture on, or publish any of the Confidential Information, except in the performance of services hereunder or with the written authorization of the Company. “Confidential Information” as used in this Agreement shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, other works of authorship, know-how, ideas, processes, formulas, designs, techniques, software programs and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) the existence or content of any business discussions, negotiations or agreements between the Company and any third party; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party that may disclose such information to the Company or you in the course of the Company’s business. All Confidential Information furnished to you by the Company is the sole and exclusive property of the Company or its suppliers or customers. Notwithstanding the other provisions of this Agreement, nothing received by you will be considered to be Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by you from a third party without confidential limitations; (3) it has been independently developed for you by personnel or agents having no access to the Proprietary Information; or (4) it was known to you prior to your first receipt from the Company. Upon request by the Company, you agree to promptly deliver to the Company the original and any copies of such Confidential Information.

Malcolm Thompson

July 28, 2003

6. Confidential Information of Third Parties. In performing the consulting services for the Company, you may not use or disclose any confidential information, including trade secrets, of any former or current employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You hereby acknowledge that in performing your consulting services described in paragraph 2 above, you will be able to perform those services within the guidelines just described.

7. No Conflict of Interest. During the Consulting Period you will not accept work, enter into a contract, or accept an obligation from any third party that is inconsistent or incompatible with your obligations or duties to the Company under this Agreement. You warrant that there is no other contract or duty on your part inconsistent with this Agreement.

8. Termination. The Company or you may terminate this Agreement immediately upon material breach by the other party or, in the absence of a material breach, upon ten (10) days written notice to the other party.

9. Survival. The rights and obligations contained in Section 5 (“Confidential Information”) will survive the termination or expiration of your consulting relationship with the Company.

10. Successors and Assigns. You may not subcontract or otherwise delegate your obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on your assignees.

11. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

12. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California.

13. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

Malcolm Thompson

July 28, 2003

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to its subject matters and supersedes all prior or contemporaneous communications, representations, promises or agreements concerning such subject matters. This Agreement may only be changed by a written agreement between you and an authorized representative of the Company.

If the terms set forth above are acceptable to you, please sign and return to me the original of this Agreement and retain a copy for your files.

We look forward to working with you pursuant to this Agreement.

Sincerely,

PHOTON DYNAMICS, INC.

By:	/s/ Richard Okumoto
Richard Okumoto
Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Malcolm J Thompson
MALCOLM THOMPSON